UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013

COLONIAL FINANCIAL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-34817 (Commission File Number)	90-0183739 (I.R.S. Employer Identification No.)

2745 S. Delsea Drive, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

(856) 205-0058
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 30, 2013, Colonial Bank, FSB (the “Bank”), the wholly owned subsidiary of Colonial Financial Services, Inc. (the “Company”), entered into an agreement with the Comptroller of the Currency (the “OCC”). The agreement provides, among other things, that within specified time frames:

●	the Bank must establish a Compliance Committee to monitor and coordinate the Bank’s adherence to the agreement and submit reports to the OCC;

●	the Bank must hire an independent consultant to review the Bank’s lending function, and the Bank must implement a written plan to correct deficiencies noted by the consultant;

●	the Bank must submit for review and non-objection by the OCC a three-year written capital plan;

●	the Bank must submit for review and non-objection by the OCC a three-year strategic plan;

●	the Bank must implement a profit plan to improve and sustain the Bank’s earnings;

●
the Bank must take immediate and continuing action to protect its interest in criticized assets, and must implement a written program to eliminate the basis of criticism of criticized, classified and certain other assets;

●	the Bank must review the adequacy of the Bank’s allowance for loan losses and establish a program for the maintenance of an adequate allowance for loan losses;

●	the Bank must implement a written program to improve credit risk management; and

●	the Bank must implement a policy to ensure that other real estate owned is managed in accordance with applicable federal regulations.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement between the Bank and the OCC, which is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 8.01	Other Events

On May 30, 2013, the Bank was notified by the OCC that it established minimum capital ratios for the Bank requiring it to maintain a Tier 1 capital to adjusted total assets ratio of 9.5%, a Tier 1 capital to risk-weighted assets ratio of 11.0%, and a Total risk-based capital to risk-weighted assets ratio of 13.0%.  As of March 31, 2013, the Bank’s ratios for these items were 9.93%, 19.11% and 20.36%, respectively.

Item 9.01	Financial Statement and Exhibits

(d)           Exhibits

10.1	Agreement by and between Colonial Bank, FSB and the Comptroller of the Currency, dated May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONIAL FINANCIAL SERVICES, INC.

Date: June 5, 2013	By: /s/ Edward J. Geletka
Edward J. Geletka
President and Chief Executive Officer

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